EXHIBIT 99.1

FIRST AMENDMENT TO
AFFYMETRIX, INC.
1998 STOCK INCENTIVE PLAN

    WHEREAS, on March 9, 2000, the Board of Directors of Affymetrix, Inc. (the "Company") adopted a resolution increasing the number of shares available under the 1998 Stock Incentive Plan by 800,000 shares;

    NOW, THEREFORE, taking into consideration the effect of the Company's August 21, 2000 two-for-one stock split, the Company's 1998 Stock Incentive Plan is hereby amended as follows as of March 9, 2000:

Section 3.1 is amended to read in full as follows:

    3.1 Basic Limitation.    Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Options and Restricted shares awarded under the Plan shall not exceed (a) three million six hundred thousand (3,600,000) plus (b) the additional Common Shares described in Section 3.2. The limitation of this Section 3.1 shall be subject to adjustment pursuant to Article 8.

Except as amended hereby, the 1998 Stock Incentive Plan shall remain in full force and effect, and this Amendment was duly approved by the Board of Directors of Affymetrix, Inc.

AFFYMETRIX, INC.
By:	/s/ VERN NORVIEL Name: Vern Norviel Title: Senior Vice President, General Counsel and Corporate Secretary